Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-181014-01
Pricing Supplement
Dated August 1, 2013

United Airlines, Inc.
$929,351,000
2013-1 Pass Through Trust
Class A and Class B Pass Through Certificates, Series 2013-1

Pricing Supplement dated August 1, 2013 to the preliminary prospectus supplement dated August 1, 2013 relating to the Class A Certificates and Class B Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2013-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2013-1 (“Class B Certificates”)
Amount:	$720,315,000	$209,036,000
CUSIP:	909319 AA3	90931Q AA5
ISIN:	US909319AA30	US90931QAA58
Coupon:	4.300%	5.375%
Make-Whole Spread over Treasuries:	0.40%	0.50%
Available Amount under Liquidity Facility at August 15, 2014:	$46,460,318	$16,853,528
Initial Maximum Commitment Amount Under Liquidity Facility:	$46,460,318	$16,853,528
Public Offering Price:	100%	100%
Underwriting:
Credit Suisse Securities (USA) LLC	$118,851,975	$34,490,940
Morgan Stanley & Co. LLC	$118,851,975	$34,490,940
Deutsche Bank Securities Inc.	$118,851,975	$34,490,940
Goldman, Sachs & Co.	$118,851,975	$34,490,940
Citigroup Global Markets Inc.	$118,851,975	$34,490,940
Credit Agricole Securities (USA) Inc.	$118,851,975	$34,490,940
Natixis Securities Americas LLC	$7,203,150	$2,090,360
Concession to Selling Group Members:	0.50%	0.50%
Discount to Broker/Dealers:	0.25%	0.25%
Underwriting Commission:	$9,293,510

Settlement:	August 15, 2013 (T+10) closing date, the tenth business day following the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Morgan Stanley toll-free at 1-866-718-1649.